EXHIBIT 10.13

FIRST AMENDMENT TO SIDE LETTER AGREEMENT

Willow Oak Asset Management, LLC (“Investor”) and Alluvial Capital Management, LLC (“General Partner”) have entered into a Side Letter Agreement, dated December 28, 2016 (the “Agreement”) under which Investor agreed to provide General Partner with a seed investment to facilitate General Partner launching an investment limited partnership, Alluvial Fund, LP (the “Fund”).

The parties desire to amend the Agreement pursuant to this First Amendment, dated December 15, 2017 (“First Amendment) to permit the Investor to redeem a portion of its investment in the Fund prior to the permitted redemption date under the Agreement, and to amend the Agreement as set forth in this Amendment. Any defined terms not defined in this First Amendment shall have the definitions set forth in the Agreement.

THEREFORE, IT IS AGREED AS FOLLOWS:

1.	Paragraph One, No Incentive Fee, is amended to add the following language:

To the extent that Arquitos Capital Partners, LP (“Arquitos”) replaces any portion of the Investors seed investment in the Fund with its own investment in the Fund (“Replacement Investment”), the Arquitos investment shall not be subject to any incentive fee.

2.	Paragraph Two, Most Favored Nation, is amended to add the following language:

Notwithstanding the foregoing, this Paragraph 2 shall not apply to a Replacement Investment.

3.	Paragraph 6 (c), Fee Share, is amended to add the following language:

For the avoidance of doubt, any Replacement Investment shall count toward the Seed Investment amount in this Paragraph 6(c). All fee share payments derived from the Seed Investment, including Replacement Investments, shall continue to be paid by the General Partner to the Investor.

4.	Paragraph 7, Lockup, is amended to add the following language:

Notwithstanding the foregoing, withdrawals by the Investor that are matched by equivalent and coincident Replacement Investments, shall not be subject to the restrictions of this Paragraph 7.

This First Amendment becomes part of the Agreement as of its execution, and all references to the “Agreement” will include this First Amendment unless otherwise specified. In the event of a conflict between this First Amendment and the Agreement, the terms of this First Amendment shall prevail. Unless otherwise modified by this First Amendment, the terms of the Agreement shall apply to this First Amendment. Termination of the Agreement automatically terminates this First Amendment.  The parties have executed and delivered this First Amendment and it becomes effective as of the date it is signed by the last of the parties to do so.

Willow Oak Asset Management, LLC		Alluvial Capital Management, LLC

By:	/s/ Steven L. Kiel	By:	/s/ David Waters, Jr.

Name:	Steven L. Kiel	Name:	David Waters, Jr.

Its:	Chief Executive Officer	Its:	President